UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 29, 2002

                            WIRELESS SYNERGIES, INC.
                 (EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)


    NEVADA                      000-32229                      76-0616474
----------------            ------------------             ---------------------
  (STATE OF                 (COMMISSION FILE                  (IRS EMPLOYER
INCORPORATION)                   NUMBER)                     IDENTIFICATION NO.)


                               21700 OXNARD STREET
                                   SUITE 1030
                       WOODLAND HILLS, CALIFORNIA 91367
               ---------------------------------------------------
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


                                 (818) 593-2225
              ----------------------------------------------------
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)



                       2001 POTOMAC, HOUSTON, TEXAS 77057
          -------------------------------------------------------------
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 1.  CHANGES IN CONTROL OF REGISTRANT.

     On March 29, 2002, Wireless Synergies, Inc. (the "Registrant", "we" or "our") completed the previously announced reverse merger between 2KSounds Merger Co., Inc., a California corporation and a wholly-owned subsidiary of the Registrant ("Merger Sub"), and 2KSounds, Inc., a privately-held California corporation ("2KSounds"). The merger was consummated under California law and pursuant to an Amended and Restated Agreement and Plan of Merger dated March 13, 2002, as amended by a letter agreement dated March 21, 2002 (the "Letter Agreement"). We previously filed the Amended and Restated Merger Agreement as an exhibit to Amendment No. 2 to our Current Report on Form 8-K/A, dated March 20, 2002, and filed with the Securities and Exchange Commission (the "Commission") on March 20, 2002 and filed the Letter Agreement as an exhibit to Amendment No. 3 to our Current Report on Form 8-K/A dated March 21, 2002 and filed with the Commission on March 22, 2002. Certain non-material provisions of the Amended and Restated Merger Agreement and the Letter Agreement were conformed to meet certain statutory requirements in California pursuant to the request of the California Secretary of State. A copy of the Amended and Restated Merger Agreement and Letter Agreement, as conformed, are filed as Exhibits 2.1 and 2.2 to this Current Report on Form 8-K. We refer to the Amended and Restated Merger Agreement and the Letter Agreement, as conformed and filed as exhibits to this Current Report on Form 8-K, as the "Merger Agreement."

     Pursuant to the Merger Agreement, at the closing, we issued 14,197,279 shares of our common stock, par value $.001 per share to the stockholders of 2KSounds in exchange for 100% of the outstanding capital stock of 2KSounds, and reserved an additional 1,302,721 shares of our common stock for issuance upon exercise of 2KSounds options and warrants which were converted in the merger into options and warrants to purchase shares of our common stock. At the closing of the merger, Merger Sub merged with 2KSounds, wherein Merger Sub ceased to exist and 2KSounds, as the surviving corporation of the merger, became a wholly-owned subsidiary of the Registrant. The 14,197,279 shares of our common stock we issued at the closing of the merger and the 1,302,721 shares of our common stock reserved for issuance upon the exercise of outstanding options and warrants represent, in the aggregate, 77.5% the total number of outstanding shares of our common stock on a fully-diluted basis. After giving effect to the merger, we currently have outstanding 18,697,279 shares of common stock and an additional 1,302,721 shares of our common stock are reserved for issuance upon exercise of 2KSounds stock options and warrants converted in the merger.

     2KSounds, based in Woodland Hills, California, locates new musical talent, produces their recordings, and promotes and distributes their music through a variety of methods, including joint ventures with major record labels, sub-labeling and partnerships on albums by existing artists. We intend to carry on 2KSounds' business as a wholly-owned subsidiary and have relocated our executive offices to those of 2KSounds at 21700 Oxnard Street, Suite 1030, Woodland Hills, California 91367.

     It is our intention, as soon as practicable and subject to all necessary regulatory filings and obtaining the written consent of holders of a majority of the outstanding shares of our common stock, to amend our certificate of incorporation in order to:

        o change our corporate name from Wireless Synergies, Inc. to 2KSounds Corporation;

        o increase our authorized capital stock to 500 million shares of common stock and 100 million shares of preferred stock, with the preferred stock containing such rights, designations and privileges as our board of directors may, from time to time, determine; and

        o effect a 20-for-1 forward split of our outstanding common stock, as a result of which we anticipate that an aggregate of approximately 373,945,580 shares of our common stock will be outstanding.

     Under Nevada law, we did not need the approval of our stockholders to consummate the merger, as the constituent corporations in the merger were Merger Sub and 2KSounds, each of which are California corporations. We were not a constituent corporation in the merger.

     Upon consummation of the merger, Benjamin Hansel, previously the sole member of the Board of Directors of the Registrant and its President and Secretary, appointed John Guidon, Michael Blakey and Bruce Gladstone, then the principal stockholders and members of the Board of Directors of 2KSounds, and J. Michael Nixon, then a significant stockholder of 2KSounds, to serve as the directors of the Registrant until the next annual meeting of our stockholders. Subsequent to such appointments, Mr. Hansel resigned as a director and officer of the Registrant. Messrs. Guidon, Blakey, Gladstone and Nixon also serve as the directors of 2KSounds.

     For accounting purposes, this transaction is being accounted for as a reverse merger, since the stockholders of 2KSounds own a majority of the issued and outstanding shares of common stock of the Registrant, and the management team of 2KSounds holds a majority of the management positions of the Registrant. Except as described herein under the heading "Certain Relationships and Related Transactions," no agreements exist among present or former controlling stockholders with respect to the election of the members of our board of directors, and to our knowledge, no other agreements exist which might result in a change of control of the Registrant. We issued 14,197,279 shares of common stock in exchange for all of the issued and outstanding shares of common stock and preferred stock of 2KSounds and reserved 1,302,721 shares of our common stock for issuance upon exercise of 2KSounds stock options and warrants converted in the merger. Prior to the transaction, there were 4,500,000 shares of our common stock issued and outstanding. Accordingly, after consummation of the merger, there were 18,697,279 shares of our common stock outstanding.

                  [Remainder of page intentionally left blank.]


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


     The following table sets forth information regarding the number of shares of the Registrant's common stock beneficially owned on April 15, 2002, by: (i) each person who is known by the Registrant to beneficially own 5.0% or more of the Registrant's common stock; (ii) each of the Registrant's directors and executive officers; and (iii) all of the Registrant's directors and executive officers as a group. All of the information in the table set forth below is after giving effect to the consummation of the merger. Except as otherwise set forth below, the address of each of the persons listed below is c/o the Registrant, 21700 Oxnard Street, Suite 1030, Woodland Hills, California 91367.

                                                                  PERCENTAGE OF
                                                                   OUTSTANDING
                                               NUMBER OF         ORDINARY SHARES
NAME AND ADDRESS                             ORDINARY SHARES       BENEFICIALLY
OF BENEFICIAL OWNER                          BENEFICIALLY OWNED       OWNED(1)
--------------------------------------       ------------------   --------------

J.P. Beehner(2).......................            1,250,000             6.7%

Dorothy A. Mortenson(2)...............            1,450,000             7.8%

John Guidon(3)........................            4,271,286            22.8%

Michael Blakey(4).....................            3,643,574            19.5%

J.  Michael Nixon(5)..................            2,570,483            13.7%

Bruce Gladstone(6)....................              772,430             4.1%

Joseph Davis(7).......................              378,432             2.0%

Jorge F. Hernandez(8).................               55,337                *

Laura Becker(9).......................               46,858                *

Les Silver(10)........................               18,738                *

Kenneth S. Ingber.....................                    0                -

All directors and executive officers
     as a group (9 persons)...........           11,757,135             61.6%
--------------------

*   Indicates less than 1.0%.

     (1) The information in this table is based on our records, information provided to us by our directors and executive officers and a review of any Schedules 13D filed by our stockholders with the Commission. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Our shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for computing the percentage ownership of any other person. This information is based on 18,697,279 shares of common stock outstanding as of April 15, 2002.

     (2) Neither J.P. Beehner nor Dorothy A. Mortenson is a member of the board of directors or an executive officer of the Registrant or 2KSounds.

     (3) Includes warrants to purchase 42,841 shares of common stock at an exercise price of $0.233 per share.

     (4) Includes warrants to purchase 771 shares of common stock at an exercise price of $0.233 per share.

     (5) Mr. Nixon's business address is c/o Masco Contractor Services, 1121 Alderman Drive, Alpharetta, Georgia 30005

     (6) Includes warrants to purchase 18,422 shares of common stock at an exercise price of $0.233 per share.

     (7) Includes options to purchase 207,066 shares of common stock at an exercise price of $0.584 per share. Does not include options to purchase 135,665 shares of common stock, which are not vested, at an exercise price of $0.584 per share. Such options vest in equal monthly increments of 7,140 shares on the ninth day of each month.

     (8) Represents options to purchase shares of common stock. Of such amount, options to purchase 46,412 shares are exercisable at $0.058 per share, and options to purchase 8,925 shares are exercisable at $0.584 per share. Does not include options to purchase 39,271 shares of common stock at an exercise price of $0.01 per share, which options vest in equal monthly increments of 1,785 shares on the fifteenth day of each month. Also does not include options to purchase 76,758 shares of common stock at an exercise price of $0.584 per share, which options vest in equal monthly increments of 1,785 shares on the ninth day of each month.

     (9) Represents options to purchase shares of common stock at an exercise price of $0.584 per share. Does not include options to purchase 60,249 shares of common stock, which are not vested, at an exercise price of $0.584 per share. Such options vest in equal monthly increments of 2,231 shares on the thirteenth day of each month.

     (10) Represents options to purchase shares of common stock at an exercise price of $0.584 per share. Does not include options to purchase 24,094 shares of common stock, which are not vested, at an exercise price of $0.584 per share. Such options vest in equal monthly increments of 893 shares on the thirteenth day of each month.

     Following the consummation of the merger, the new Board of Directors of the Registrant adopted, subject to necessary stockholder approval being obtained, resolutions authorizing the Registrant to amend and restate its Certificate of Incorporation to change the name of the Registrant from Wireless Synergies, Inc. to 2KSounds Corporation, and to increase the authorized number of shares of capital stock of the Registrant from 101,000,000 shares to 600,000,000 shares, such shares to consist of 500,000,000 shares of common stock and 100,000,000 shares of preferred stock, par value $.001 (the "Preferred Stock"), in order to allow the Registrant to effect its previously announced 20-for-1 forward stock split of its outstanding shares of common stock. The exercise price for options and warrants to purchase our common stock will be accordingly adjusted to reflect such forward stock split.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     Set forth below is certain information concerning the principal terms of the reverse merger and the business of 2KSounds and the combined company.

PRINCIPAL TERMS OF THE REVERSE MERGER

     At the Effective Time of the merger (as defined in the Merger Agreement), all shares of: (i) 2KSounds common stock, par value $0.001 per share (the "2KSounds Common Stock"); (ii) 2KSounds Series A preferred stock, par value $0.001 per share (the "2KSounds Series A Preferred Stock"); and (iii) 2KSounds Common Stock issuable under any stock options, rights or warrants to purchase shares of 2KSounds Common Stock which are issued and outstanding immediately prior to the Effective Time (the "Outstanding 2KSounds Stock Options"), were collectively converted into that number of shares of common stock of the Registrant as was, in


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


the aggregate, equal to 77.5% (subject to adjustment) of the issued and outstanding shares of common stock of the Registrant, on a fully-diluted equity basis (the "Initial Merger Stock"), after assuming the exercise of all then outstanding options, warrants or other stock purchase rights and the conversion of all then outstanding securities convertible into or exchangeable for common stock of the Registrant. Based on there being 4.5 million shares of common stock of the Registrant outstanding, at the Effective Time of the merger, the Registrant issued a total of 14,197,279 shares of Initial Merger Stock to the former 2KSounds stockholders and reserved an additional 1,302,721 shares for future issuance under options and warrants we granted to former option and warrant holders of 2KSounds. As a result, upon effectiveness of the merger, an aggregate of 18,697,279 shares of common stock of the Registrant was issued and outstanding.

     At the Effective Time of the merger, each full outstanding share of 2KSounds Common Stock was converted into that number of shares of Initial Merger Stock as was determined by multiplying 15.5 million by a fraction, (i) the numerator of which was one, and (ii) the denominator of which was the sum of (x) the aggregate number of shares of 2KSounds Common Stock which were issued a nd outstanding at the Effective Time, plus (y) such additional number of shares of 2KSounds Common Stock that would have been issued and outstanding, if all outstanding shares of 2KSounds Series A Preferred Stock had been converted into 2KSounds Common Stock immediately prior to the Effective Time of the merger, plus (z) such additional number of shares of 2KSounds Common Stock that would have been issued and outstanding if all Outstanding 2KSounds Stock Options were fully exercised by the holders thereof immediately prior to the Effective Time of the merger (the "Fully-Diluted 2KSounds Stock").

     At the Effective Time of the merger, each full outstanding share of 2KSounds Series A Preferred Stock was deemed to have been fully converted into shares of 2KSounds Common Stock at the applicable conversion price then in effect (the "Converted Stock"), and each share of such deemed Converted Stock was converted into that number of shares of Initial Merger Stock as was determined by multiplying 15.5 million by a fraction, (i) the numerator of which was one, and (ii) the denominator of which was the number of shares of the Fully-Diluted 2KSounds Stock, including all warrants and unvested stock options.

     At the Effective Time of the merger, each Outstanding 2KSounds Stock Option, whether or not then vested or exercisable, was converted into options to purchase their pro-rata portion of the Initial Merger Stock, as though each such Outstanding 2KSounds Stock Option had been voluntarily exercised at that time by the holder thereof for shares of 2KSounds Common Stock, at the exercise price then in effect. Each full Outstanding 2KSounds Stock Option was deemed to entitle the holder thereof to an option to purchase, upon the same terms and at the applicable exercise price then in effect with respect to the Outstanding 2KSounds Stock Option, that number of shares of Initial Merger Stock as was determined by multiplying 15.5 million by a fraction, (i) the numerator of which was one, and (ii) the denominator of which was the Fully-Diluted 2KSounds Stock.

     Following the consummation of the merger, the total number of shares of the Registrant's common stock issued to the holders of: (i) 2KSounds Common Stock;
(ii) 2KSounds Series A Preferred Stock; and (iii) Outstanding 2KSounds Stock Options, may be increased if a $1.5 million private placement of securities of the Registrant proposed under the Merger Agreement (the "Financing"), dilutes the aggregate percentage equity interest held by all former 2KSounds stockholders in the Registrant below 74.2% of the total number of outstanding shares of common stock of the Registrant. In such event, simultaneous with the closing of the Financing, the Registrant will issue to its stockholders that formerly were 2KSounds stockholders (on a pro rata basis), that number of additional shares of the Registrant's common stock as shall be necessary to adjust up to 74.2% the aggregate percentage equity interest held by the Registrant's stockholders that formerly were stockholders of 2KSounds.

     In addition, if and to the extent that the Financing is, for any reason, not consummated within 90 days following the closing of the merger, then the Registrant shall issue to its stockholders that formerly were stockholders of 2KSounds (on a pro rata basis) additional shares of the Registrant's common stock so as to increase above 77.5% the aggregate percentage equity interest held by all 2KSounds stockholders in the Registrant, after giving effect to the Financing and the issuance of such additional shares of the Registrant's common stock, on the basis of a 1.0% increase for every $100,000 less than the $1.5 million of Financing consummated.

DESCRIPTION OF THE REGISTRANT

     The Registrant was incorporated under the laws of the State of Nevada on September 14, 1999. Prior to the reverse merger, the Registrant was a non-operating public shell corporation with nominal assets. Following the reverse merger, the management of 2KSounds controlled the combined company and the principal stockholders of 2KSounds became the principal stockholders of the Registrant. Upon the consummation of the reverse merger, 2KSounds became a wholly-owned subsidiary of the Registrant, with the Registrant functioning solely as a holding company.

DESCRIPTION OF BUSINESS

     Unless otherwise indicated, or unless the context otherwise requires, all references below to the terms "Registrant", "2KSounds", "we", "our", "us" or "our company" shall mean the Registrant and 2KSounds, after giving effect to the reverse merger.

OVERVIEW

     2KSounds was incorporated under the laws of the State of California on October 19, 1999. 2KSounds locates and promotes new musical talent, and produces and distributes their music through a variety of methods, including joint ventures with major record labels, sub-labeling and partnerships on albums by existing artists. Although 2KSounds has been in business for only two and a half years, our executives and staff have combined over 100 years experience in all aspects of the music industry. In the last 15 years, the members of our music industry staff have been associated with the production and promotion of over 50 albums which have achieved either gold, platinum or multi-platinum status.

     We have leveraged off the substantial experience and reputations of our music industry staff and their industry contacts to create a fully functional recorded music company with a distribution channel to retail stores in the United States which would otherwise take significant time, effort and resources to build. Through our music industry staff's experience and contacts in the music industry, we have entered into a Manufacturing and Distribution Agreement with EMI Music Distribution, a division of Capitol Records, Inc. ("EMD"), one of the five major world-wide music companies, under which EMD will manufacture and distribute compact discs (CDs), DVD-Audio and DVD-Video compact discs of artists associated with 2KSounds (the "EMD Agreement) (See "Material Agreements" for a more full description of the EMD Agreement).

BUSINESS

     We are a full-service record label that produces, promotes, distributes and sells music recorded by established artists and artists whom we identify as talented and having commercial promise. Our market niche is the development of new, unknown artists who have not been discovered by the major record labels.

     We differentiate our business model from many other independent record labels in three distinct areas. First, we have entered into the EMD Agreement, which is unusual for a young record label and provides our company with very favorable manufacturing and distribution costs. Secondly the EMD Agreement allows our company to enter into sub-label agreements where we make a distribution fee for making available to sub-label agreement partners certain of the benefits of the EMD Agreement, while taking on no financial risk (as described more fully in "Material Agreements"). Thirdly, we have pursued and will continue to pursue various joint venture agreements with other record labels, both larger and smaller. Sometimes this will involve a joint venture agreement with a major record label where such label will provide the bulk of the financial resources in exchange for a share of the profits (typically fifty-percent). This reduces our company's risk where the funding requirements for an artist are substantial. An example of a joint venture agreement of this type is our agreement with Jam'n D Records pursuant to which Jam'n D has agreed to provide 2KSounds with five artists over the next two years (as described more fully in "Material Agreements"). In addition, Jam'n D Records will provide $1 million per artist to fund production and promotion of such artist. Conversely, we encounter opportunities such as the one with Akwid where the funding requirements are small (as described more fully in "Material Agreements"). In these cases, we may choose to be the funding partner for a major share of the profits (again typically fifty-percent). Where we do not enter into joint venture agreements with other record labels, we utilize our own promotions department and other independent promotion teams to create and implement a marketing and promotions plan which typically includes print advertising, radio promotion, street teams, and other independent promotions to support our recording artists.

     Our Artist and Repertoire Group ("A&R Group") is led by Michael Blakey. A 20 year music industry professional who has been, over the course of his career, a performer, songwriter, producer and promoter, Mr. Blakey has been a producer for such show business legends as Glen Campbell, Crystal Gayle, Waylon Jennings and Englebert Humperdinck, among others.

     Mr. Blakey is tasked with identifying and promoting the careers of truly exceptional singers, songwriters and bands whose potential for commercial success makes them stand out among the crowd. These artists are musicians who have not yet been discovered by major record labels. To identify promising artists, our A&R Group scours nightclubs, rock clubs, jazz clubs and other venues where live music is played. When we identify exceptional artists, we attempt to enter into recording, production and promotion agreements with them. After we enter into


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


these agreements, we will allocate funds and exploit our connections in the music industry to help them record music and promote their talents to the listening public.

     Subject to certain exceptions, we generally focus on marketing artists in four genres of music. These genres are: popular music (commonly known as pop music or top 40); rap music; alternative rock; and Rhythm and Blues. To help an artist achieve commercial success, our strategy generally involves a two-step approach. After identifying a talented artist, we typically book that artist for club dates and local tours to test their marketability/consumer appeal.

     In any one representative year, only 10 to 20 of the artists we identify as having commercial promise will actually be booked for club dates and local tours. Only three to six artists, out of the 10 to 20 we identify, will generally demonstrate enough public acceptance to allow us to take them through the second step of our artist development program. In this second step, we provide a budget of up to $100,000 to develop the artist's image and music repertoire. This second step includes the initial promotion for the artist, the recording of new music and the re-mixing of previously recorded tracks. In a third stage (if justified), we utilize our significant industry contacts and relationships to either attract major record labels to enter into joint venture agreements with us, or we will utilize our own resources to produce, manufacture and distribute recorded music and to promote these artists to the general public.

     Since our inception in October 1999, our A&R Group has obtained certain rights to exploit the works of certain artists and has identified and signed several artists to recording, production and promotion agreements including the following artists:

          o Patsy Cline. 2KSounds is proud to be releasing the Patsy Cline "duets" record. Willie Nelson, Glen Campbell, Waylon Jennings and Crystal Gayle, among others, have recorded duets on this album with Patsy.

          o Sam Moore. Sam Moore, who has recently been inducted to the Rock N' Roll Hall of Fame, was a member of the legendary soul duo, "Sam & Dave". 2KSounds now has the unique opportunity to release a long lost solo album which Sam recorded in 1970, but which was never released because it sat "lost" in a tape vault for decades until Sam recently obtained the rights to release his original recordings.

          o Brooke Allison. Texas born and bred Brooke Allison is a 15 year old pop music artist who recorded all four original songs on the soundtrack for Disney's direct-to-DVD sequel to Cinderella, Cinderella II: Dreams Come True, which is enjoying considerable commercial success. We own an exclusive and perpetual right and license to manufacture, sell and distribute her first album and video, which were recorded during 2000 and 2001, as well as any merchandise bearing her name and likeness. We also will receive royalties from the sale of records by Disney entitled "Princess Favorites" and "Superstar Hits," which each feature performances by Brooke Allison.


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


          o Maddwest. Maddwest is a controversial rap duo from the Midwest, whose music has been featured in two independent feature films, including I'll Take You There, which starred actress Ally Sheedy. Their self-titled 2KSounds debut album is due to be released in June 2002 featuring the lead off single and video, "Gangsta Kind".

          o Akwid. Akwid is a Los Angeles-based Latin rap duo comprised of brothers A.K. (for AK-47) and Wikid, that is known for infusing humor and wit into their lyrics of inner city mischief and adventures. Akwid is expected to release its debut album, "2002 A.D." on April 23, 2002. We believe that Akwid will cross over to mainstream mass appeal.

          o Brian Allan. Brian Allan is a singer/songwriter from Scotland whose lyrics tell stories from the heart of finding, losing, and maintaining love, friendship, and family. We consider Brian's style to be a mix of James Taylor and Bono. Brian will spend the rest of 2002 writing and recording his debut record, and also writing songs for other artists.

          o Drew Broadrick. Drew is a 23 year old singer/songwriter from Manchester, England who says his influences range from Jeff Buckley to Sting to Dave Matthews. Upon hearing Drew's 4-song demo, our A&R Group had him perform live in the office and immediately signed him to a recording agreement. Matrix Music Productions and Michael Blakey, our President, will produce Drew's debut record, which will begin recording in late April 2002. Drew is managed by industry veteran Steve Kurtz, who also manages Christina Aguilera.

          o No Doubt Records. No Doubt Records is a Gospel record label based in South Carolina. We have entered into a sub-label agreement with No Doubt Records, and together we are looking forward to releases this year from YMS, an act in the style of Boyz II Men, and also Thug Scholar, an up and coming gospel rap artist. We believe the Christian/Gospel market is the fastest growing market in the music industry.

          o Jam'n-D Records. Jam'n-D is another record label with whom we have entered into a joint venture. Based in Atlanta, Jam'n-D has, in 2KSounds' opinion, an exciting roster in development.


     The recording, production and promotion agreements we enter into with artists are generally exclusive arrangements pursuant to which we obtain the rights to their finished albums. Once an album has been recorded, we will either submit the master recordings to the major record labels who are our joint venture music production and promotion partners, or we will produce, market and promote the master recordings through our marketing and promotions department and distribute such records through our manufacturing and distribution partners. Where we enter into joint venture relationships with major record labels, those major record labels assume the costs of producing the artists and manufacturing their CDs and other media through which music is sold. These major record labels also assume the costs of promoting the artists and their finished albums. Our costs are generally limited to those expenses related to identifying artists, signing them to recording contracts with our record label, and developing their music and repertoire. For those artists whom we chose to produce, market and promote directly, we will incur the costs of production, marketing, promotion and manufacturing for those artists but will carefully control those expenses through a combination of "grass roots" marketing efforts and utilization of our experience and contacts in the music industry. Furthermore, such costs are typically chargeable against artist royalties until they are fully recouped.

     In our typical joint venture relationships, any profits derived from the artist are split evenly between our company and the major record label. We believe that although our potential profits are reduced by our arrangements with our joint venture partners, this loss in potential profit is far outweighed by the reduction in the risks to our company of having to absorb the substantial costs of developing, producing and promoting new artists whose mass market commercial appeal is initially unknown.

     One of our most valuable contractual arrangements is our manufacturing and distribution agreement with EMD. Under this agreement, EMD provides pressing, sales solicitation, warehousing of finished goods, fulfillment of orders, product delivery and credit and collection services to our company. This direct distribution agreement significantly reduces our distribution costs and our risk of developing new and unproven musical talent. Agreements of the type we have entered into with EMD are customarily extremely difficult for new record labels to obtain. We believe that the reputations of Michael Blakey, John Guidon, and other members of our creative staff were instrumental in enabling us to obtain the EMD distribution agreement. For a description of our agreement with EMD, see "Material Agreements".

     We have also entered into agreements with sub-label record labels ("Sub-Labels") to further reduce our risks. Sub-Labels typically bear all the risk of artist production, promotion and actual album manufacturing. Under these Sub-Label joint venture agreements, we have leveraged our relationship with EMD by providing our Sub-Label partners with access to EMD's broad distribution network. The distribution fee we earn for such a distribution arrangement is a percentage of the suggested retail list price.

OTHER SOURCES OF REVENUE

     2KSounds was founded as a vertically integrated record label with the business purpose of deriving revenue from all aspects of the recorded music industry. In addition to deriving revenue from distribution fees and sales of CDs, we expect to earn additional revenue from publishing, merchandising, tours, endorsements, movie soundtracks, master catalogs and the licensing, both domestically and internationally, of the records and likenesses of artists signed to our record label.

     2KSounds publishing business is conducted through its subsidiary, 2KSounds Publishing, Inc. 2KSounds Publishing does business under the name "Hook Me Up Publishing" with BMI, and as "On The Hook Music" with ASCAP. 2K Music Publishing owns or co-owns and/or administers copyrights and catalogs of songwriters and collects the revenues derived from royalties related thereto.

INDUSTRY OVERVIEW AND COMPETITION

     The recording industry today faces many challenges that have not previously existed. The advent of digital transmission of music has strained traditional methods of protecting intellectual property from unauthorized duplication and has presented new challenges to the recording industry to reinvent itself for a new generation of consumers of recorded music.

     Furthermore, the recording industry is extremely competitive and is dominated by five major recording companies - Universal Vivendi, Sony, BMG, Warner Music Group and EMI - all of which have established marketing and promotion programs and significant economic and capital resources which are substantially greater than ours. We also must directly compete with dozens of independent record labels for the most promising young talent and for market share with the purchasing public.

     Nevertheless, each new artist presents a fresh business opportunity for success. Unlike other business segments where a dominant company can erect significant barriers to entry for new players, we do not believe this is true of the music business. We believe that it is truly the music that competes and that the success of one new artist can potentially insure years of success for a small record label company like ours. Although there is no assurance that this will prove to be true in our case, we believe that we are in an excellent position to compete for success.

INTELLECTUAL PROPERTY

     Our agreements with recording artists identified by us as having talent and potential of commercial promise generally provide that we own each of their master recordings, outtakes and other intellectual property arising out of the music they record, whether or not actually used on an album and sold to the public. Such recording artists are considered employees-for-hire, and we retain a perpetual right to their recordings and likeness throughout the territories in which we distribute and sell their music.

MATERIAL AGREEMENTS

Contracts with Recording Artists

     The following is a description of the principal agreements we have with recording artists.

     Brooke Allison

     We have all rights to recordings and use of name and likeness made under the Exclusive Artist Recording Agreement with Brooke Allison, dated June 27, 2000 (the "Allison Agreement"), whereby Ms. Allison agreed to perform her services as a recording artist exclusively for 2KSounds, for a term of 18 months.

     One album, "Brooke Allison", plus a video were recorded under this agreement, and the album was released in 2001. The album enjoyed limited success. Sales of the album were under the auspices of Virgin Records America, with whom we had reached a joint venture agreement for the marketing of Brooke's material. Our joint venture with Virgin was dissolved in late 2001. Brooke Allison is not active with 2KSounds at this time.

     Under the terms of the Allison Agreement, we retain ownership of all recordings created by Ms. Allison and retain the use of her name, likeness or other identification and biographical material in connection with the promotion and sale of Ms. Allison's recordings made under the Allison Agreement. Ms. Allison receives royalty payments from us from the sale of her records.

     In 2001, we entered into an agreement with The Walt Disney Company for Brooke to record all four original songs on the soundtrack for Disney's direct-to-DVD sequel to its Cinderella cartoon classic, entitled Cinderella II:
Dreams Come True. The DVD has enjoyed considerable commercial success since its release. Brooke's songs for this feature have been included in two compilations released by Disney, four tracks on "Princess Favorites", and one on Disney's "Superstar Hits". Under the terms of our agreement with Disney, we receive royalties for each CD sold.

     Akwid

     On January 31, 2002, 2KSounds and Banyan Entertainment ("Banyan") entered into an agreement (the "Akwid Agreement"), whereby Banyan assigned all rights, title and interest Banyan had in the recording artist Akwid and an option for 2KSounds to purchase one half of Banyan's interest in Akwid's publishing (to be exercised by May 1, 2002 for $10,000), in exchange for a cash payment, which may be deemed an advance to Banyan and is recoupable in full to 2KSounds from album sales. 2KSounds and Banyan further agreed to share equally any net profits in connection with the sale and distribution of Akwid's records.

     Brian Allan

     On November 30, 2001, 2KSounds entered into a memorandum of understanding with Brian Allan (the "Allan Agreement"), whereby Mr. Allan has agreed to perform his services as a recording artist exclusively for 2KSounds, for a term of one year, with four consecutive one-year option periods following the end of such original term. The Allan Agreement provides that Mr. Allan provide master recordings sufficient to constitute at least one long playing album during the first one-year term and at least one long playing album during each successive option period.

     Pursuant to the Allan Agreement, 2KSounds will retain ownership of all recordings created by Mr. Allan. Mr. Allan receives royalty payments from 2KSounds from the sale of his records, pursuant to the terms of the Allan Agreement.

     Drew Broadrick

     We recently entered into a memorandum of understanding with Drew Broadrick (the "Broadrick Agreement"), whereby Mr. Broadrick has agreed to perform his services as a recording artist exclusively for 2KSounds, for a term of one year, with five consecutive one-year option periods following the end of such original term. The Broadrick Agreement provides that

Mr. Broadrick provide master recordings sufficient to constitute at least one long playing album during the first one-year term and at least one long playing album during each successive option period.

     Pursuant to the Broadrick Agreement, we will retain ownership of all recordings created by Mr. Broadrick. Mr. Broadrick will receive royalty payments from 2KSounds from the sale of his records.

     MaddWest

     We entered into an agreement whereby we obtained the exclusive rights to the master records of MaddWest, a controversial rap duo from the Midwest.

     Sam Moore

     We have entered into a licensing agreement with the SJM Trust, which obtained the exclusive worldwide rights to manufacture and distribute an unreleased album recorded by Sam Moore approximately 27 years ago. We have licensed the album for exclusive distribution in the United States and have agreed to share in the net proceeds.

     Patsy Cline

     We have obtained the exclusive rights to manufacture, distribute and promote the album entitled "Patsy Cline: Duets", featuring performances by, among others, Willie Nelson, Waylon Jennings, and Crystal Gayle and Patsy Cline herself, from previously recorded master recordings. We will pay the estate of Patsy Cline artist royalties for the performances contained on the record out of the net proceeds from the sale of records.

Manufacturing, Distribution and Joint Venture Agreements

     The following is a description of the principal manufacturing, distribution and joint venture agreements.

     EMD Agreement

     In order to provide for the manufacture and distribution in the United States of albums we own, on June 22, 2000, 2KSounds entered into a Manufacturing and Distribution agreement with EMI Music Distribution ("EMD"), a division of Capitol Records, Inc. (the "EMD Agreement"). Pursuant to the EMD Agreement, EMD manufactures and distributes CDs, DVD-Audio and DVD-Video compact discs and any other form of reproduction, transmission or communication of master recordings of artists associated with 2KSounds ("2KSounds Records").

     The EMD Agreement provides to EMD exclusive distribution rights of all 2KSounds Records in all channels including Internet and digital distribution in the U.S. for a term of three-years from the date of such agreement. EMD provides sales solicitation, warehousing of finished goods, fulfillment of orders, product deliver and provides credit and collection services to 2KSounds. 2KSounds is responsible for all clearances, licensing, artist and mechanical royalties and third party payments. 2KSounds has also agreed to commit approximately 5% of its net sales of 2KSounds Records to advertising and marketing efforts in support of title launches of artists associated with 2KSounds. The EMD Agreement was recently extended through June 2006.

     In consideration for the EMD Agreement, 2KSounds has agreed to pay EMD a distribution fee based on 2KSounds' net sales of 2KSounds Records. As further consideration for the EMD Agreement, 2KSounds issued and delivered 1,500,000 shares of its common stock to an affiliate of EMD, Virgin Holdings, Inc. ("Virgin Holdings"), pursuant to a stock issuance agreement, dated June 22, 2000.

     No Doubt Agreement

     In order to increase the number of our recording artists, on January 24, 2002 we entered into a sub-label agreement with No Doubt Records, a Gospel label based in South Carolina ("No Doubt"), whereby 2KSounds obtained the exclusive right to duplicate, manufacture, distribute and sell in the United States and Canada, any and all exclusive recording artists signed by No Doubt, for an initial term of two years, such term to be extended automatically subject to certain conditions. No Doubt is responsible for music production, promotion and marketing of the albums submitted to 2KSounds for duplication, manufacture and distribution. No Doubt is also responsible for all artist, songwriter and producer royalties.

     Under the No Doubt agreement, we receive a distribution fee of 28% of the gross receipts pertaining to recordings delivered to us by No Doubt. No Doubt is also required to reimburse us for manufacturing costs associated with the manufacture of records delivered to us by No Doubt. The records delivered by No Doubt to us are distributed by EMD pursuant to the terms of our EMD Agreement.

     Jam'n-D Records

     We have entered into a memorandum of understanding with Jam'n-D Records pursuant to which, among other things, Jam'n-D will provide artists and significant funding, and we will provide production, marketing, promotion, and distribution services.

     Our agreement with Jam'n-D specifies that Jam'n-D will provide five mutually-acceptable artists or groups to us over the period ending 24 months from the date of the Memorandum of Understanding. In addition, Jam'n-D will provide $1.0 million of funding for each of these five artists or groups. We and Jam'n-D have agreed to share the net proceeds from the sale of records and exploitation of the master recordings.

PROPERTIES

     2KSounds lease approximately 5,846 square feet of executive office and recording space at 21700 Oxnard Street, Woodland Hills, California 91367.

                                  RISK FACTORS

     You should carefully consider the following risks before you decide to invest in our company. If any of the following risks actually occur, our business, financial condition or results of operations may suffer. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment.

IT IS DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS BECAUSE WE HAVE A LIMITED OPERATING HISTORY.

     The Registrant was formed in September 1999 and until we completed our reverse merger transaction with 2KSounds in March 2002, we were a public shell corporation which conducted no meaningful business operations and had no revenue. In addition, 2KSounds was only organized in October 1999, and did not commence business until April 2000. Accordingly, our limited operating history, particularly as a combined company with 2KSounds, makes it difficult to evaluate our current business and prospects or to accurately predict our future revenue or results of operations. Although 2KSounds was profitable in its fiscal year ended December 31, 2001, our future revenue and income potential are unproven.

OUR OPERATING RESULTS MAY PROVE UNPREDICTABLE, AND OUR COMMON STOCK PRICE MAY DECREASE OR FLUCTUATE SIGNIFICANTLY.

     Our operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Because our operating results are difficult to predict, in some future quarters our operating results may fall below the expectations of securities analysts and investors. If this happens, the trading price of our common stock may fall significantly. Factors that may cause our operating results to fluctuate significantly include the following:

          o the level of commercial acceptance by the public of the music offerings of our artists;

          o     the long-term "staying power" of our artists and their songs;

          o     our ability to retain existing artists and recruit new artists;

          o     the timing and success of our promotions of our artists;

          o fluctuations in the levels of consumer purchasing activity relating to the purchase of recorded music;

          o the level of commercial success achieved by new music and new music products introduced by us or by our competitors;

          o our ability to enter into joint venture distribution and promotion agreements, which reduce our risk in investing in new unproven artists;

          o fluctuations in the demand for recorded music sales and products associated with music and other entertainment events;

          o extensive competition in the music industry, including direct competition for talent from major recording labels, substantially all of which have significantly greater capital resources and infrastructure than we have;

          o the general threat to the music industry posed by the dissemination of free music over the internet;

          o the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure; and

          o general economic conditions and economic conditions specific to the music industry.

     We expect that we will experience seasonality in our business, reflecting traditional retail seasonality patterns affecting sales of recorded music. Sales in the traditional retail music industry are significantly higher in the fourth calendar quarter of each year than in the preceding three quarters. However, to date, our limited operating history and rapid growth make it difficult to ascertain the effects of seasonality on our business. Therefore, we believe that period-to-period comparisons of our historical results are not necessarily meaningful and should not be relied upon as an indication of future results. Our results of operations in future periods may not meet the expectations of securities analysts and investors, in which case the price of our common stock would likely be materially adversely affected.

IF WE DO NOT MANAGE OUR GROWTH EFFICIENTLY, WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS EFFECTIVELY.

     We expect to significantly expand our operations as a result of the consummation of our reverse merger, by seeking additional financing to expand our artist and consumer bases and the breadth of our music product and service offerings. We also expect to seek out other opportunities to exploit the talents of our artists and the success of their music offerings. If we expand our operations, we may strain our management, operations, systems and financial resources. To manage our future growth, we must improve and effectively utilize our existing operational, management, marketing and financial systems and successfully recruit, hire, train and manage personnel and maintain close coordination among our artists, technical, finance, marketing, sales and production staffs. We expect that we will need to hire additional personnel in all areas of our business during 2002. In addition, we may also need to improve our accounting systems and procedures and computer software and hardware systems in order to operate our business more effectively and manage our expansion. We also will need to manage an increasing number of complex relationships with artists, strategic partners, advertisers and other third parties. Our failure to effectively manage our growth could disrupt our operations and ultimately prevent us from generating the revenue we expect.

MANY OF OUR ARTIST AGREEMENTS ARE SHORT-TERM AND WE FACE THE RISK OF LOSING THEM TO COMPETITORS WITH GREATER RESOURCES.

     We believe that our future success depends in large part upon our ability to maintain our existing artist agreements. If we become unable to provide valuable services to our existing artists, or if we otherwise fail to maintain good relations with such artists, they may elect to terminate their agreements with us when their contractual term expires, or they may elect not to renew their agreements with us. Our agreements with many of our artists have a term of only one year, and these artists have the option of electing whether or not to renew their contracts on a year-to-year basis. Although under our artist agreements, we retain our rights in all recordings and other intellectual property produced prior to the date of termination, if an artist elects to terminate his or her agreement with us, we would not necessarily earn any revenues from recordings, tours other commercial properties, which we have not produced during the term of our relationship. In addition, if we cannot provide adequate incentives for these artists to remain with us, our efforts to sign new artists may be impaired. Furthermore, historically, when recording artists have achieved substantial commercial success they have sought to renegotiate the terms of their recording agreements. This may adversely effect our future profitability with respect to such artists.

WE PARTIALLY DEPEND UPON OUR EXISTING ARTISTS TO ATTRACT NEW ARTISTS.

     In order for us to sign new artists, our principal existing artists must remain with us and sustain their popularity. Our business would be adversely affected by:

           o our inability to recruit new artists with commercial promise and to enter into production and promotional agreements with them;

           o    the loss of popularity of our existing artists;

           o increased competition to maintain relationships with existing artists;

           o    non-renewals of current agreements with existing artists; and

           o    poor performance or negative publicity of existing artists.

WE DEPEND ON EMD, WITH WHOM WE HAVE DEVELOPED A KEY STRATEGIC RELATIONSHIP, TO MANUFACTURE AND DISTRIBUTE CDS, DVDS AND OTHER FORMS OF REPRODUCTION, TRANSMISSION OR COMMUNICATION OF MASTER RECORDINGS OF OUR ARTISTS.

     We have formed key strategic relationships with EMD. We depend on EMD to press, sell and warehouse finished goods, fulfill orders and provide product delivery and credit and collection services to our company. This direct distribution agreement significantly reduces our distribution costs and our risk of developing new and unproven musical talent. Our relationship with EMD is exclusive, and therefore precludes us from entering into similar agreements with any other party. If EMD fails to perform its obligations under the EMD Agreement, our business, financial condition and operating results could be materially and adversely affected.

     Although we believe that other record labels could provide us with the same services as EMD, we would have to expend significant time, money and human resources to secure a suitable substitute able to provide us with the same or similar services as EMD. In addition, no assurance can be made that we will be able to find a substitute able to provide us with services comparable to those provided by EMD or on terms as favorable as those contained in the EMD

Agreement. If we were unable to secure a suitable substitute for EMD, our business, financial condition and operating results could be materially and adversely affected.

IF WE FAIL TO PERFORM OUR OBLIGATIONS UNDER THE EMD AGREEMENT, EMD MAY FORECLOSE ON ITS FIRST PRIORITY SECURITY INTEREST IN AND TO SUBSTANTIALLY ALL OF OUR ASSETS.

     We have granted a first priority security interest in substantially all of our assets to EMD as collateral for our payment obligations under the EMD Agreement. If we fail to perform our obligations to EMD, EMD may seize our assets. In such event, we would lose our rights to master recordings of all artists under contract to us at the time. If this would to occur, our business, financial condition and operating results would be materially and adversely affected.

FUTURE ACQUISITIONS OF COMPANIES MAY DISRUPT OUR BUSINESS OR DISTRACT OUR MANAGEMENT.

     In the future, we may seek to acquire or make investments in complementary companies or businesses. We may not be able to acquire or manage additional businesses profitably or to successfully integrate any acquired businesses with our business. Businesses that we acquire may have liabilities that we underestimate or do not discover during our pre-acquisition investigations. Certain liabilities, even if we do not expressly assume them, may be imposed on us as the successor to the business. Further, each acquisition may involve other special risks that could cause the acquired businesses to fail to meet our expectations. For example:

           o    the acquired businesses may not achieve expected results;

           o we may not be able to retain key personnel of the acquired businesses;

           o we may incur substantial, unanticipated costs, delays or other operational or financial problems when we try to integrate businesses we acquire with our own;

           o our financial and managerial resources may be diverted from our core business; or

           o our management may not be able to manage the combined entity effectively or to make acquisitions and grow our business internally at the same time.

     In addition, we may incur debt or issue equity securities to pay for any future acquisitions or investments, which could dilute the ownership interest of our existing stockholders in our company.

BECAUSE A SUBSTANTIAL PORTION OF OUR REVENUES WILL BE DERIVED FROM THE SALE OF CDS, VIDEOS AND OTHER MERCHANDISE RELATING TO OUR ARTISTS, AN ECONOMIC DOWNTURN THAT RESULTED IN A REDUCTION IN DISCRETIONARY SPENDING BY CONSUMERS ON ENTERTAINMENT COULD ADVERSELY AFFECT OUR BUSINESS.

     A substantial portion of our revenues will be derived from, and our future success will be dependent upon, sales of albums, CDs, videos and other artist-related merchandise to consumers. If the economy suffers a downturn or other long-term disruption, and consumers reduce their discretionary spending on entertainment-related products and services, it is likely that we would experience a decline in revenues, which would materially harm our business, financial condition and operating results.

UNLESS OUR ARTISTS DEVELOP A STRONG BRAND IDENTITY, OUR BUSINESS MAY NOT CONTINUE TO GROW AND OUR FINANCIAL RESULTS MAY SUFFER.

     We believe that historical growth and brand recognition are important factors not only in persuading artists to choose us as their record label, but also in our ability to effectively utilize the dominant marketing resources in the music industry (radio, public relations, trade publications, etc.). We believe that continuing to strengthen our brand will be critical to attracting artists and achieving widespread acceptance of their music. However, brand promotion activities may not yield increased revenues, and even if they do, any increased revenues may not offset the expenses we incur in building our brand.

OUR  MUSIC OFFERINGS MAY NOT BE COMMERCIALLY SUCCESSFUL.

     We expect a significant amount of our revenue to come from the production and distribution of records, as well as the use of our artist's music in feature films and television programs. The success of these music offerings depends primarily upon their acceptance by the public, which is difficult to predict. The commercial success of a record, feature film or television program depends on the quality and acceptance of competing offerings released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change quickly. Because we expect the popularity of our music offerings to be a significant factor driving the growth of our company, our failure to produce records with broad consumer appeal could materially harm our business and prospects for growth.

THE MUSIC INDUSTRY IS EXTREMELY COMPETITIVE AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST OTHER RECORD LABELS, BOTH LARGE AND SMALL, FOR BOTH ARTISTS AND THE PUBLIC'S ATTENTION.

     The market for the promotion and distribution of music is extremely competitive and rapidly changing. We currently and in the future face competitive pressures from numerous actual and potential competitors. Many of our current and potential competitors in the recorded music business may have substantial competitive advantages than we have, including:

           o    longer operating histories;

           o significantly greater financial, technical and marketing resources;

           o    greater brand name recognition;

           o    better distribution channels;

           o    larger existing customer bases; and

           o    more popular content or artists.

Our competitors may be able to respond more quickly to new or emerging technologies and changes in the public's musical tastes and devote greater resources to identify, develop and promote artists, and distribute and sell their music offerings than we can.

THE MEMBERS OF OUR MANAGEMENT TEAM MAY HAVE NO OR ONLY LIMITED SIGNIFICANT EXPERIENCE IN LEADERSHIP ROLES IN A PUBLIC COMPANY.

     We cannot assure you that our management team will be able to successfully lead a public company. The failure of the management team to adequately handle this challenge could have a material adverse effect on our business.

THE LOSS OF CERTAIN KEY MANAGEMENT AND CREATIVE PERSONNEL COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

     Our future success depends to a significant extent on the continued services of our senior management and other key creative personnel, particularly John Guidon, Michael Blakey, Bruce Gladstone Jorge Hernandez, Laura Becker and Les Silver. We do not have employment agreements with any of our employees, including any member of our senior management. The loss of any of Messrs. Guidon, Blakey or Gladstone, or certain other key creative employees, would likely have a material and adverse effect on our business. Competition for talented personnel throughout our industry is intense and we may be unable to retain our current key employees or attract, integrate or retain other highly qualified employees in the future. We have in the past experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business could be adversely affected.

WE MAY BE LIABLE TO THIRD PARTIES FOR MUSIC AND OTHER CONTENT THAT IS ON THE CDS WE PRODUCE AND DISTRIBUTE.

     We may be liable to third parties for the content on the CDs we distribute:

           o if the music, text, graphics, or other content on our CDs violates their copyright, trademark, or other intellectual property rights;

           o if our artists violate their contractual obligations to others by providing content on our CDs; or

           o if anything on our CDs is deemed obscene, indecent or defamatory.

We attempt to minimize these types of liability by requiring representations and warranties relating to our artists' ownership of and rights to distribute and submit their music and by taking related measures to review content on our CDs. However, alleged liability could harm our business by damaging our reputation, requiring us to incur legal costs in defense, exposing us to awards of damages and costs and diverting management's attention away from our business.

WE MAY HAVE DIFFICULTY ENFORCING OUR INTELLECTUAL PROPERTY RIGHTS.

     The decreasing cost of electronic equipment and related technology has made it easier to create unauthorized versions of audio and audiovisual products such as compact discs, videotapes and DVDs. A substantial portion of our revenue comes from the sale of audio and audiovisual products potentially subject to unauthorized copying. Similarly, advances in Internet technology have increasingly made it possible for computer users to share audio and audiovisual information without the permission of the copyright owners and without paying royalties to holders of applicable intellectual property or other rights. Intellectual property rights to information that is potentially subject to widespread, uncompensated dissemination on the Internet represents a substantial portion of our market value. If we fail to obtain appropriate relief through the judicial process or the complete enforcement of judicial decisions issued in our favor, or if we fail to develop effective means of protecting our intellectual property or entertainment-related products and services, its results of operations and financial position may suffer.

WE MAY NOT BE ABLE TO SECURE ADDITIONAL FINANCING TO MEET OUR FUTURE CAPITAL NEEDS ON TERMS ACCEPTABLE TO US, OR AT ALL.

     We currently anticipate that our available cash resources will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next twelve months. If we are unable to generate sufficient cash flows from operations to meet our anticipated needs for working capital and capital expenditures, we will need to raise additional funds to promote our brand, sign and develop new artists and promote and produce existing artists, respond to competitive pressures or make acquisitions. We may be unable to obtain any required additional financing on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand, develop artists and promote and produce existing artists, respond to competitive pressures or take advantage of acquisition opportunities, any of which could have a material adverse effect on our business. If we raise additional funds through the issuance of equity securities, our stockholders may experience dilution of their ownership interest, and the newly-issued securities may have rights superior to those of our common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations, including limitations on the payment of dividends.

SHARES ELIGIBLE FOR FUTURE SALE COULD HAVE A NEGATIVE MARKET IMPACT ON THE PRICE OF OUR COMMON STOCK.

     The former stockholders of 2KSounds own 14,197,279 newly issued shares of our common stock, representing approximately 75.9% of our currently outstanding common stock. Such shares will eventually be eligible for sale in the public market. In addition, we have reserved an additional 1,302,721 shares of our common stock for issuance upon exercise of 2KSounds options and warrants which were converted in the merger into options and warrants to purchase shares of our common stock. When and if these options and warrants are exercised, these shares also will be eligible for sale in the public market. Sales of a substantial number of shares could significantly reduce the market price of our common stock. Such sales could make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

OUR STOCK PRICE MAY DECLINE IN THE FUTURE, AND A PUBLIC MARKET MAY NOT DEVELOP OR EXIST FOR YOU TO SELL YOUR STOCK.

     Our common stock is quoted on the Over-the-Counter Bulletin Board (OTCBB). Prior to the reverse merger, there was a limited trading market for our shares, because we had no business operations or revenues. An active trading market may not develop in the future, and if one does develop, be sustained. If an active trading market does develop, the market price of our common stock is likely to be highly volatile due to, among other things, the nature of our business and because we are a new public company with a limited operating history. The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

           o    variations in our quarterly operating results;

           o changes in securities analysts estimates of our financial performance;

           o changes in general economic conditions and in the music retailing industry;

           o    changes in market valuations of similar companies;

           o announcements by us or our competitors of significant new contracts with artists, acquisitions, strategic partnerships or joint ventures, or capital commitments;

           o loss of a major artist, partner or joint venture participant or the failure to effectively exploit the catalogs of our musicians; and

           o    the addition or loss of key managerial and creative personnel.

     The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.

     Some of the statements under "Risk Factors," "Business" and elsewhere in this Current Report on Form 8-K constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those described under "Risk Factors" and elsewhere in this Current Report on Form 8-K.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The following table sets forth certain information regarding the members of our board of directors and our executive officers. Each of the directors and executive officers listed below became directors and executive officers of the Registrant as a result of the "reverse merger" transaction. They each served in such capacities at 2KSounds prior to the consummation of the merger. The directors listed below will serve until the next annual meeting of the Registrant's stockholders.

NAME                 AGE   POSITION

John Guidon          43    Chairman of the Board of Directors, Chief Executive
                           Officer and Chief Financial Officer
Michael Blakey       43    Director and President
Bruce Gladstone      67    Director, Executive Vice President and Secretary
J. Michael Nixon     56    Director
Kenneth S. Ingber    33    Vice President-Business Affairs and General Counsel
Jorge F. Hernandez   33    Executive General Manager and Senior Vice President
                           of A&R-Record Division
Joseph Davis         36    Senior Vice President-Business Development
Les Silver           62    Vice President-Sales and Marketing
Laura Becker         30    Vice President-A&R

     The principal occupations for the past five years (and, in some instances, for prior years) of each of the directors and executive officers of the Registrant are as follows:

     JOHN GUIDON has been the Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer of our company since October 1999, when the company was formed. Mr. Guidon has had a successful career as an entrepreneur. In addition to participating in the formation of 2KSounds, Mr. Guidon founded, and from December 1996 until May 1998 served as, President and Chief Executive Officer of ComCore Semiconductor Inc., which specialized in the design and development of Digital Signal Processing -based communication products. Mr. Guidon was President and Chief Executive Officer of ComCore when it was sold to National Semiconductor Inc. in May 1998 for $122 million. Following the sale of ComCore to National Semiconductor, Mr. Guidon served as Vice President-Strategic Planning and as Vice President-Networking Division, of National Semiconductor from May 1998 until July 1999. In his position as Vice President-Networking Division, Mr. Guidon led the Division in the transition from analog-centric to digital-processing technology. During his tenure, revenues of the Networking Division were approximately $100 million annually.

     MICHAEL BLAKEY has been a director and President of our company since its founding in October 1999. In this capacity, Mr. Blakey directs and manages all of the music aspects of our business. Together with his staff, Mr. Blakey has responsibility for A&R (Artists and Repertoire), artist development, production and direction of promotional activities. Mr. Blakey also has joint responsibility (with John Guidon) for the negotiation of licensing, artist recording agreements, joint venture and sub-labeling agreements. Mr. Blakey has had a distinguished 20-year career in the music industry as a performer, writer, producer and promoter. As a producer and promoter, Mr. Blakey has been affiliated with albums that have sold millions of copies. Mr. Blakey has also been entered in the 36th and 44th Grammy Awards entry book under the category of "Producer of the Year."

     From November 1993 until he joined our company in November 1999, Mr. Blakey was an executive officer of Platinum Promotions which in 1997 teamed up with Rafelson Music, an independent music production company. Platinum/Rafelson Music credits include Madonna, Glen Campbell, Stevie Nicks, Patsy Cline, Elton John, Crystal Gayle, Michelle Wright, Bob Carlisle, Waylon Jennings, Englebert Humperdinck, and many more.

     In addition, Mr. Blakey has been an executive and/or record label consultant to the following record companies:

     o   Helium Records                    Executive Vice President    1998-1999
     o   Digital Audio Solutions           Label Consultant            1997-1999
     o   Quality Records                   Label Consultant            1994-1998
     o   Atico Records/Sellmar Group UK    Vice Pres. A&R/Promotions   1991-1993
     o   Hansa Gmbh/BMG                    Label Consultant            1981-1986

     BRUCE GLADSTONE has been a director and Executive Vice President of our company since its founding in October 1999. In his capacity as Executive Vice President, Mr. Gladstone is primarily responsible for business planning and financial management. Mr. Gladstone has an entrepreneurial career that spans over 25 years. During this period, Mr. Gladstone was a co-founder of three successful high technology companies. These companies include ComCore Semiconductor, Inc., which he co-founded with John Guidon, the Chairman and Chief Executive of our company. While at ComCore Semiconductor, Mr. Gladstone served as a director and, from 1997 to 1998, as Vice President-Business Development. From 1974 until 1997, Mr. Gladstone served in various executive positions, including as President and Chief Executive Officer and director, with a number of technology companies, including FutureData Corporation (which he also co-founded), which was sold to GenRad, Inc. in 1979, Chief Executive Officer of FutureNet Corporation (which he also co-founded), which was sold to Data I/O in 1984, and as Chief Executive Officer and director of Chronology Corporation. During his career, Mr. Gladstone has served on the boards of directors of two public companies. From 1984 until 1987, Mr. Gladstone was a director of Data I/O Corporation, a Nasdaq-National Market listed company, and since 1995, he has served as a director of Qualstar Corporation, a Nasdaq-National Market listed company.

     J. MICHAEL NIXON has been a director of our company since March 2002. For more than 10 years prior to 1998, Mr. Nixon was a principal stockholder and executive officer of QI Corporation, a substantial supplier of building materials to the home building industry. In 1998, Mr. Nixon led a consolidation of a number of similar privately owned businesses in the building materials supply industry, and in 2000 these business were sold to Masco Corporation, a New York Stock Exchange listed company. Since 2000, Mr. Nixon has been engaged in private investments.

     KENNETH S. INGBER has been the Vice President-Business Affairs and General Counsel of our company since March 2002. Prior to joining the company, Mr. Ingber was in private practice with the Beverly Hills law firm of Richman, Mann, Chizever, Phillips & Duboff. From February 2000 until October 2000, Mr. Ingber was associated with the Century City offices of Proskauer Rose LLP. Prior to joining Proskauer Rose, Mr. Ingber was associated with the law firm of Herman & Wallach in Century City, California. Mr. Ingber has extensive experience negotiating and drafting entertainment industry contracts as well as broad litigation experience in state and federal court. Mr. Ingber is a graduate of the University of Miami School of Law where he earned his Juris Doctorate in May, 1994. Mr. Ingber is admitted to practice in California.

     JORGE F. HERNANDEZ has been Executive General Manager and Senior Vice President of A&R-Record Division of our company since April 2000. In this capacity, Mr. Hernandez is primarily responsible for our day-to-day operations, including A&R, sales, marketing, production/manufacturing, promotion, touring and online related activities. Mr. Hernandez began his career in the music industry in college in the 1980s as an independent promoter of artists for college-related events. Mr. Hernandez was the founder and from September 1992 until March 2000, served as a director and as President of, Vivi Entertainment, a company dedicated to developing and promoting musical talent. Mr. Hernandez also founded, and from January 1997 until January 2000, served as a director and as President of, CdsForYou, a merchandising consulting company which was involved in the production of over 1.5 million compact discs for a variety of independent artists in the United States and parts of South America. From 1997 until 2000, Mr. Hernandez was a talent consultant for America Online and well as West Coast A&R consultant for Straight Line Recordings, a subsidiary of Atlantic Records. During his career, Mr. Hernandez has been associated with the release of 12 full-length albums.

     JOSEPH DAVIS has been Senior Vice President-Business Development of our company since September 2001. In this capacity, Mr. Davis is responsible for the investment activities and business development of our company. Mr. Davis has significant experience in business development, finance and general corporate management, and has served companies as board member, chief executive officer and president and in other executive capacities. From 1992 until 1998, Mr. Davis was Vice President-Marketing of Bio Tech Industries, Inc., a publicly traded medical device company.

     LES SILVER has been Vice President-Sales and Marketing of our company since August 2000. Mr. Silver has been an executive in the music industry for over 35 years, and has experience in almost every facet of the industry, including general management and sales and distribution management for record companies From March 1995 until March 1997, and from April 1997 until January 2000, Mr. Silver was General Manager of JVC Records and

Breakaway Entertainment, respectively, both independent record labels, where he was primarily responsible for manufacturing, publicity, promotion, sales, marketing and distribution. Prior to his employment with JVC Records, Mr. Silver held various key management positions with Quality Records, Capitol Records, Arista Records, GRT and MGM Records.

     LAURA BECKER has been Vice President, A&R of our company since September 2000. In this capacity, Ms. Becker is primarily responsible for finding, signing, developing, marketing and promoting artists for the 2KSounds record label, as well as arranging tours, events and appearances. In addition, Ms. Becker also oversees 2KSounds Publishing Division. Our publishing efforts are focused on acquiring the copyrights to songs in a co-ownership capacity with the songwriter/composers and exploiting these copyrights to generate revenue from various channels such as mechanical and performance royalties, film and television sync licenses, radio airplay, and sheet music sales. Ms. Becker's role is to identify songs, writers and catalogs to acquire, develop and exploit.

     From October 1995 until January 2000, Ms. Becker served in a variety of functions, including Creative Director of Famous Music Publishing, which is owned by Paramount Pictures/Viacom. In this position, Ms. Becker proposed new songs to recording artists, to film and television projects, and worked closely with the catalogs of songwriter/artists such as Duke Ellington, Bush, Eminem, Montell Jordan, Paula Cole, Boyz II Men, as well as with the song catalog of Paramount Pictures. Also in this position, Ms. Becker arranged writer/producer collaborations, and signed new writers and artists to publishing agreements. From September 1993 until August 1995, Ms. Becker was an Artist Manager with Kushnick Passick Management, where she worked with artists, songwriters and producers such as Herbie Hancock, Maxwell, Don Was, Vonda Shepard and Bonnie Raitt, and had substantial interaction with record labels, producers, recording studios, booking agents, publishers and film, television and music industry executives.

STOCK OPTION PLAN

     2KSounds maintains a stock option plan for its employees, directors, consultants and advisors pursuant to which the company has granted options. Pursuant to the terms of the Merger Agreement, all options issued by 2KSounds prior to the consummation of the merger were converted into options to purchase shares of common stock of the Registrant. The Board of Directors of the Registrant has adopted, subject to stockholder approval, a stock option plan substantially similar to 2KSounds' stock option plan. As of April 15, 2002, options to purchase 981,068 shares of common stock of the Registrant were outstanding after giving effect to the merger.

EMPLOYEES

     As of April 15, 2002, we employed 13 full-time employees (including executive officers), of whom 8 are senior management personnel; 7 are A&R Group personnel; 7 are sales and marketing personnel; 1 is in our music publishing division; and 4 are administrative and general management personnel.

     Our employees are not represented by a union or other collective bargaining organization, and we have never experienced a work stoppage. We believe that our relations with our employees are good. Our artists are independent contractors and are expected to fully comply with California labor laws.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Stockholders Agreement

     On March 13, 2002, prior to consummation of the merger with the Registrant,
J. Michael Nixon purchased from 2KSounds, for $0.75 per share, $3,000,000 of its common stock. Mr. Nixon also simultaneously purchased, for $1.00 per share, an additional $2,000,000 of 2KSounds common stock from John Guidon ($850,000) Blakey ($850,000) and Bruce Gladstone ($300,000). As a result of the merger, Mr. Nixon received 2,570,483 shares of the Registant's common stock.

     Messrs. Nixon, Guidon, Blakey and Gladstone (collectively, the "Stockholders") also entered into a stockholders agreement with 2KSounds on March 13, 2002 which was adopted by the Registrant upon consummation of the merger (the "Stockholders Agreement"). The Stockholders Agreement provides, among other things, that, for so long as each Stockholder shall own beneficially at least two percent of the fully diluted capital stock of Registrant, each Stockholder shall take all actions as may be necessary or appropriate within their power, including voting all shares of Common Stock owned, to cause the Board of Directors of the Registrant to consist (i) solely and entirely of the Stockholders or their respective designees, and (ii) such other person as an independent director who shall be acceptable to a majority of the Stockholders.

     The Stockholders Agreement also restricts the transfer of the Common Stock owned by the Stockholders and provides for "Tag-Along" and "Drag-Along" Rights. Pursuant to such

"Tag Along" Right, any Stockholder proposing to transfer his shares of Common Stock shall refrain from making such transfer unless, prior to the consummation thereof, the other Stockholders have been afforded the opportunity to join in such sale on a pro rata basis, pursuant to the provisions of the Stockholders Agreement. Pursuant to the "Drag-Along" Right, if one or more Stockholders proposes to transfer to a non-affiliated third person all of their shares of Common Stock at any time when: (i) such selling Stockholder(s) own at least 35% of the fully diluted Common Stock; and (ii) the total number of shares proposed to be sold constitutes at least 50% of the fully diluted Common Stock, then such selling Stockholder(s) shall have the right to require the other Stockholders to sell all their shares of Common Stock to such non-affiliated third person on the same terms and for the same consideration per share as is being paid to the selling Stockholder(s).

     The Stockholders Agreement terminates upon the earlier to occur of December 31, 2004 or the occurrence of a fundamental event, which is described as (i) the sale or issuance by the Registrant of shares of Common Stock in any one or more transactions to any person such that the Common Stock owned by such person subsequent to such sale of issuance equals more than 50% of the issued and outstanding Common Stock; (ii) the sale of all or substantially all the assets of the Registrant or its 2KSounds subsidiary to any unaffiliated third person; and (iii) the merger, consolidation or combination of the Registrant with or into any unaffiliated third person, in each instance, where the composition of a majority of the members of the Board of the surviving corporation or other entity shall no longer be the Stockholders or otherwise under the direct influence and control of the Stockholders.

ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a): Financial Statements of Businesses Acquired. It is impracticable at this time for the Registrant to provide the financial statements of the business acquired that are required to be included herein. The Registrant undertakes to file such required financial statements as soon as practicable, but in no event later than June 14, 2002.

(b): Pro Forma Financial Information. It is impracticable at this time for the Registrant to provide the pro forma financial information that are required to be included herein. The Registrant undertakes to file such required pro forma financial information as soon as practicable, but in no event later than June 14, 2002.

(c):  Exhibits:

      2.1 Amended and Restated Agreement and Plan of Merger, dated March 13, 2002, among Wireless Synergies, Inc., 2K Sounds Merger Co., Inc., 2KSounds, Inc., and certain stockholders of 2KSounds, Inc.

      2.2 Letter Agreement dated March 21, 2002, to the Amended and Restated Agreement and Plan of Merger dated March 13, 2002.

     10.1 Stockholders Agreement, dated March 13, 2002, among John Guidon, Michael Blakey, Michael Nixon and Bruce Gladstone.

     10.2 Manufacturing and Distribution Agreement dated June 22, 2000, among 2KSounds, Inc. and EMI Music Distribution.

     99.1 Press Release dated April 5, 2002 announcing the execution of the Agreement and Plan of Merger between Wireless Synergies, Inc. and 2KSounds, Inc. ("Wireless Synergies and 2KSounds Announce Closing of Merger").

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            WIRELESS SYNERGIES, INC.


                                            By:/s/John Guidon
                                               ---------------------------------
                                               John Guidon
                                               Chief Executive Officer

Dated:  April 15, 2002

                                  EXHIBIT INDEX

     2.1 Amended and Restated Agreement and Plan of Merger, dated March 13, 2002, among Wireless Synergies, Inc., 2K Sounds Merger Co., Inc., 2KSounds, Inc., and certain stockholders of 2KSounds, Inc.

     2.2 Letter Agreement dated March 21, 2002, to the Amended and Restated Agreement and Plan of Merger dated March 13, 2002.

     10.1 Stockholders Agreement, dated March 13, 2002, among John Guidon, Michael Blakey, Michael Nixon and Bruce Gladstone.

     10.2 Manufacturing and Distribution Agreement dated June 22, 2000, among 2KSounds, Inc. and EMI Music Distribution.

     99.1 Press Release dated April 5, 2002 announcing the execution of the Agreement and Plan of Merger between Wireless Synergies, Inc. and 2KSounds, Inc. ("Wireless Synergies and 2KSounds Announce Closing of Merger").